Exhibit 10.10

Badger State Ethanol, LLC

2000068448-003

REVOLVING PROMISSORY NOTE

Omaha, Nebraska	$3,500,000.00
Note Date: August 25, 2004	Maturity Date: August 24, 2005

On or before August 24, 2005, Badger State Ethanol, LLC (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Three Million Five Hundred Thousand and no/100 ($3,500,000.00) Dollars or so much thereof as may have been advanced by BANK, under this Note and the loan agreement executed by the BANK and BORROWER dated as of August 28, 2001, as it may, from time to time, be amended.

Interest on the principal amount outstanding shall accrue at a rate (the “RATE”) equal to one hundred (100) basis points higher than the BASE RATE in effect from time to time until maturity, and six per cent (6%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise.  For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time as its “National Base Rate”.  Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE.

The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to CONSTRUCTION COMPLETION DATE, based on the business results of BORROWER.  In the event that BORROWER maintains the following ratios, measured monthly, the interest rates will be reduced accordingly:

IF INDEBTEDNESS to NET WORTH is less than:	Interest will be:
1.25 : 1.00	BASE RATE plus 75 basis points
1.00 : 1.00	BASE RATE plus 50 basis points
0.75 : 1.00	BASE RATE plus 25 basis points

Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.  Interest on the REVOLVING LOAN shall be payable monthly, commencing September 25, 2004.

This note is executed pursuant to a Construction Loan Agreement dated as of August 28, 2001, between BANK and BORROWER (the “LOAN AGREEMENT”).  The LOAN AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER’s performance.  All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the LOAN AGREEMENT.

As provided in the LOAN AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the LOAN AGREEMENT and are provided by law.  All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.

Executed as of the 24 day of August, 2004.

Badger State Ethanol, LLC

By:	/s/ Gary L. Kramer,
Gary L. Kramer, President

(Notary Acknowledgment required on Page 2)

NOTARY ACKNOWLEDGMENT

STATE OF WISCONSIN	)
	)	ss:
COUNTY OF GREEN	)

On this 25th day of August, 2004, before me, the undersigned, a Notary Public, personally appeared Gary L. Kramer, the President of Badger State Ethanol, LLC, to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed on behalf of Badger State Ethanol, LLC.

By:	/s/ [ILLEGIBLE]
Notary Public